UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 22, 2009

Blackboard Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50784	52-2081178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Massachusetts Ave NW, Washington, District of Columbia		20001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-463-4860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2009, the Compensation Committee of the Board of Directors (the "Committee") of Blackboard Inc. (the "Company") approved a new employment agreement (the "2009 Employment Agreement") between Michael Chasen, President and CEO, and the Company. This agreement immediately replaces Mr. Chasen’s existing employment agreement dated November 14, 2005. The term of the 2009 Employment Agreement ends on June 30, 2013, but the agreement continues thereafter until terminated in accordance with its terms. The Committee believes that this new agreement appropriately aligns the interests of Mr. Chasen and the stockholders.

Mr. Chasen’s base salary and target bonus remain at $550,000 per annum and 100% of base salary, respectively, subject to review and adjustment by the Committee.

If the Company terminates Mr. Chasen’s employment without cause (as defined in the agreement), or Mr. Chasen terminates his employment with good reason (as defined in the agreement), then the Company will be required to pay Mr. Chasen $999,999 less applicable taxes and withholdings within 30 days following the effective date of the termination and on each of the next two succeeding anniversaries of the date of termination. During Mr. Chasen’s employment and for three years following the termination of his employment, Mr. Chasen will be subject to certain non-solicitation and non-competition restrictions. The 2009 Employment Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

With this agreement, the Committee changed the compensation structure for Mr. Chasen by eliminating the long-term cash-incentive award and canceling those awards previously granted relating to fiscal years 2010 and 2011. Instead, Mr. Chasen will receive a grant of 120,000 restricted stock units ("RSUs") representing the right to receive 120,000 shares of the common stock of the Company pursuant to a restricted stock unit agreement ("RSU Agreement"). The RSUs vest on June 30, 2013, or, if earlier, upon a change in control event in the Company (as defined in the RSU Agreement). However, the vested shares are not delivered to him until his separation from service from the Company or, if earlier, upon a 409A change in control event, both as detailed in the RSU Agreement. Mr. Chasen may elect to receive half of any vested but undelivered shares on December 31, 2015, if he so elects within thirty days of receiving the grant.

If, prior to June 30, 2013, the Company terminates Mr. Chasen’s employment without cause, or Mr. Chasen terminates his employment with good reason, dies or incurs a disability (each as defined in the RSU Agreement), a portion of the RSUs shall vest as determined by the reverse sum of the months’ digits method using the number of whole calendar months elapsed after June 30, 2009 (e.g., if terminated after 12 months, then 78/1176 of the award would vest based on the 48 month vesting schedule). Under certain circumstances specified in the RSU Agreement, delivery of the vested shares shall be delayed for a period of time following Mr. Chasen’s separation from service in accordance with the RSU Agreement.

The 2009 Employment Agreement provides that if the fact that all of the RSUs vest on a single date results in additional excise taxes to Mr. Chasen over those excise taxes that would have been due with monthly vesting of the RSUs, the Company will reimburse Mr. Chasen for the amount of the incremental taxes due solely to such difference in vesting plus the taxes on such reimbursement, up to a maximum of $1.0 million.

In changing the structure of Mr. Chasen’s long-term incentives, the Committee believes that it is providing an appropriate long-term and retention incentive for Mr. Chasen, founder, CEO and the key management executive of the Company. Also, by delaying the delivery of any vested shares as described above, Mr. Chasen will have a further long-term financial holding which the Committee also believes provides continued alignment with stockholder interest through stock ownership. The Committee believes that the multiyear grant structure is the best vehicle to achieve this, but in its future executive compensation reviews, the Committee intends to include the pro-rated value of the RSU award in evaluating Mr. Chasen’s total compensation in future years.

The 2009 Employment Agreement and associated RSU grant were approved by the Committee after consultation with the Committee’s independent compensation consultant, Hewitt Associates and Towers Perrin, and in discussion with the other members of the Board of Directors.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Form of Employment Agreement between Michael Chasen and the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blackboard Inc.

September 25, 2009	By:	/s/ Matthew Small

Name: Matthew Small
Title: Chief Business Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Employment Agreement between Michael Chasen and the Company